Exhibit 99.1

Werner Enterprises, Inc.	Contact:	John J. Steele
14507 Frontier Road		Executive Vice President, Treasurer
P. O. Box 45308		and Chief Financial Officer
Omaha, NE 68145		(402) 894-3036

FOR IMMEDIATE RELEASE

WERNER ENTERPRISES APPOINTS CARMEN TAPIO TO BOARD OF DIRECTORS

Omaha, Nebraska, October 14, 2020:

Werner Enterprises, Inc. (NASDAQ: WERN), one of the nation’s largest transportation and logistics companies, announced that Carmen A. Tapio has accepted an appointment to the Company’s Board of Directors effective following the November 10, 2020 Board of Directors meeting. Ms. Tapio will also serve on the Company’s Compensation Committee and Nominating & Governance Committee.

Dwaine J. Peetz, Jr., M.D., who has served as a director for 10 years, will retire from the Board of Directors at the conclusion of the November meeting. “On behalf of everyone at Werner Enterprises and the Board of Directors, I would like to thank Dwaine for his contributions to the success of the Company and his 10 years of valued service as a director,” said Clarence L. Werner, Chairman.

Ms. Tapio is Owner, President & CEO of North End Teleservices, LLC in Omaha, Nebraska. She has held this position since 2017 and was President and COO of North End Teleservices from 2015 to 2017. From 2010 to 2015, Ms. Tapio was the owner and manager of Core Advantage Consulting in Omaha, Nebraska and from 2001 to 2009 served in several leadership positions with Carlson Companies of Minneapolis, Minnesota. Ms. Tapio is active in local community organizations and is currently on the Greater Omaha Chamber of Commerce board of directors and serves as the Diversity & Inclusion Council chair and CEO’s for Commitment to Opportunity, Diversity and Equity Council chair. “Ms. Tapio’s knowledge and experience as well as her extensive experience addressing diversity matters will provide valuable perspective to the Company,” said Mr. Derek J. Leathers, Vice Chairman.

Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout North America, Asia, Europe, South America, Africa and Australia. Werner maintains its global headquarters in Omaha, Nebraska and maintains offices in the United States, Canada, Mexico and China. Werner is among the five largest truckload carriers in the United States, with a diversified portfolio of transportation services that includes dedicated; medium-to-long-haul, regional and expedited van; and temperature-controlled. The Werner Logistics portfolio includes truck brokerage, freight management, intermodal, international and final mile services. International services are provided through Werner’s domestic and global subsidiary companies and include ocean, air and ground transportation; freight forwarding; and customs brokerage.

Werner Enterprises, Inc.’s common stock trades on the NASDAQ Global Select MarketSM under the symbol “WERN”. For further information about Werner, visit the company’s website at www.werner.com.